EXHIBIT 99.1



Contacts:       Donald R. Neel, President and CEO  (812) 429-0550, ext. 3301
                Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:      October 29, 2003


               FIDELITY FEDERAL BANCORP REPORTS INCREASED EARNINGS

(Evansville, IN) Fidelity Federal Bancorp (the "Company") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported net income for the quarter ended September 30, 2003 of $25,000 or $0.00 per share on a basic and diluted basis. The results are compared to net loss of $2.5 million, or ($0.41) per share on a basic and diluted basis for the quarter ended September 30, 2002. For the year-to-date period ended September 30, 2003, the Company reported net income of $184,000, or $0.02 on a basic and diluted basis compared to a total loss of $2.4 million, or ($0.40) for the same period last year.

Return on equity was 1.97% for the year-to-date ended September 30, 2003, compared to -26.35% for the same period ended September 30, 2002. Return on assets for the year-to-date period ended September 30, 2003 was 0.17% compared to -1.96% for the same period ended September 30, 2002. For the quarter, return on assets and equity were 0.07% and 0.72%, respectively, compared to -6.11% and -81.50% for the same period last year.

For the quarter, the Company's net interest margin was 2.31%, compared to 2.52% last year. During the second half of 2002, the Company completed a loan securitization transaction resulting in a sale of loans. As of the end of the third quarter, these loans have not yet been fully replaced on the balance sheet. On a sequential quarter basis, net interest margin increased from 1.99% in the second quarter of 2003 to 2.31%, primarily due to efforts to increase loans outstanding during the periods. For the year-to-date period ended September 30, 2003, net interest margin was 1.97% compared to 2.58% for the same period last year.

Capital ratios at the Bank remain well above regulatory "well-capitalized" minimums. Risk-based capital at September 30, 2003 was 13.87%, compared to 12.58% at September 30, 2002. The increase, despite a higher level of assets, was primarily caused by the issuance of $4.0 million in subordinated debt by the Bank during the third quarter that qualifies as regulatory capital and net income. The subordinated debt currently has a 4.09% interest rate. The Bank's ratio of tangible equity to assets was 7.15% at September 30, 2003 compared to 8.49% at September 30, 2002. The Bank's Tier 1 risk-based capital to assets was 9.00% at September 30, 2003, compared to 10.06% at September 30, 2002. Subordinated debt issued by the Bank is not included in tangible equity or Tier 1 risk-based capital. As such, asset growth contributed to a decrease in these capital ratios as compared to the same quarter last year.

Non-interest income increased 8.0% to $915,000 for the quarter from $845,000 last year primarily due to gains on sales of foreclosed assets, a significant increase in mortgage loan volume, and an increase in the estimated value of mortgage-servicing assets. Non-interest income for the year-to-date increased 25.0% to $3.2 million compared to $2.6 million for the same period in 2002. Non-interest expense decreased 54.0% to $1.7 million for the third quarter of 2003 compared to $3.6 million last year. For the year-to-date period, non-interest expense decreased 30.0% to $5.1 million in 2003 compared to $7.2 million in 2002. The decrease from last year is due to the recording of significant impairment charges for certain assets, as well as penalties to prepay borrowings with the Federal Home Loan Bank in the third quarter of last year.
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Total classified assets decreased by 51.2% to $2.0 million at September 30, 2003 compared to $4.1 million at September 30, 2002. The Company and Bank sold $4.4 million in classified assets in the second quarter of 2003 at or above book value, causing the overall level of problem assets to decline compared to last year. The allowance for loan loss and valuation allowance for letters of credit to total loans and letters of credit at September 30, 2003 and 2002 was 0.88% and 1.40%, respectively. The decrease was due to the elimination of required reserves for problem assets sold earlier in the year. Non-performing assets as a percentage of total assets was 1.33% at September 30, 2003 compared to 1.85% at September 30, 2002.

President and CEO Donald R. Neel noted, "Third quarter 2003 results reflect substantial improvements in non-interest income and asset quality. These improvements partially offset the year-over-year decline in net interest margin resulting from the securitization of approximately $50 million in automobile loans last year, which effectively removed these assets from the balance sheet." Neel also stated, "The issuance of $4.0 million in qualifying subordinated debt late in the third quarter provides the Bank additional regulatory capital, and thus an opportunity for the Bank to increase earning assets and net interest income." Neel further noted, "The Bank continued to benefit from a reduced cost of funds resulting from the continuing maturity of higher-rate certificates of deposit in the third quarter, which had a positive impact on margins." Neel finally stated, "Origination fees from mortgage lending and gains on asset sales drove the increase in non-interest income during the quarter, but rising interest rates may result in lower mortgage volume in the foreseeable future. Despite these recent increases in interest rates, consumer lending activity remained relatively stable during the third quarter, while commercial lending activity increased."

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company and the Bank, overall loan demand, increased competition in the financial services industry which could negatively impact the Company's ability to increase total earning assets, retention of key personnel, and the impact of the Bank's Supervisory Agreement with the Office of Thrift Supervision. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $1.65.


Information on FFED is available on the Internet at http://www.unitedfidelity.com


                                    -- END --

                       [LOGO OF FIDELITY FEDERAL BANCORP]

                              FINANCIAL HIGHLIGHTS
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                    SEPTEMBER 30,
                                                                     (Unaudited)                      (Unaudited)
OPERATIONS:                                                    2003             2002             2003             2002
-----------------------------------                        -----------      -----------      -----------      -----------
Interest income                                            $     1,615      $     2,426      $     4,814      $     7,509
Interest expense                                                   832            1,509            2,971            4,741
                                                           -----------      -----------      -----------      -----------
Net interest income                                                783              917            1,843            2,768
Provision for loan losses                                           99             (400)             (23)            (400)
Non-interest income                                                915              845            3,238            2,588
Non-interest expense                                             1,663            3,616            5,081            7,248
                                                           -----------      -----------      -----------      -----------
Income before income tax                                           (64)          (1,454)              23           (1,492)
Income taxes                                                       (89)             562             (161)             394
                                                           -----------      -----------      -----------      -----------
Income (loss) from continuing operations                   $        25      $    (2,016)     $       184      $    (1,886)
Net loss on discontinued operations                                 --             (533)              --             (533)
                                                           -----------      -----------      -----------      -----------
  Net income (loss)                                        $        25      $    (2,549)     $       184      $    (2,419)
                                                           ===========      ===========      ===========      ===========

PER SHARE:
-----------------------------------
Basic net income (loss)                                    $      0.00      $     (0.41)     $      0.02      $     (0.40)
Diluted net income (loss)                                         0.00            (0.41)            0.02            (0.40)
Book value at period end                                          1.39             1.42
Market price (bid) at period end                                  1.54             2.15
Average common and common
  equivalent shares outstanding                              9,618,658        6,167,681        8,700,711        6,087,925

AVERAGE BALANCES:
-----------------------------------
Total assets                                               $   152,369      $   165,552      $   143,746      $   164,600
Total earning assets                                           134,474          144,369          125,019          143,162
Total loans                                                     84,924          100,127           76,899          102,036
Total deposits                                                 111,642          126,475          109,309          122,210
Total stockholders' equity                                      13,984           12,407           12,443           12,270
FHLB advances                                                   19,773           12,578           11,993           14,940
Borrowings                                                       4,911           11,514            7,683           12,332

PERFORMANCE RATIOS:
-----------------------------------
Return on average assets                                          0.07%          -6.11%             0.17%          -1.96%
Return on average equity                                          0.72%         -81.50%             1.97%         -26.35%
Net interest margin                                               2.31%            2.52%            1.97%            2.58%

LOAN QUALITY RATIOS:
-----------------------------------
Net charge-offs to average loans and letters of credit            0.07%            0.26%            0.06%            0.79%
Allowance for loan and letter of credit losses to total
  loans and letters of credit at end of period                    0.88%            1.40%
Non-performing loans to total loans                               2.03%            1.18%
Non-performing assets to total assets                             1.33%            1.85%

SAVINGS BANK CAPITAL RATIOS:
-----------------------------------
Tangible equity to assets at end of period                        7.15%            8.49%
Risk-based capital ratios:
  Tier 1 capital                                                  9.00%           10.06%
  Total capital                                                  13.87%           12.58%

AT PERIOD END:
-----------------------------------
Total assets                                               $   156,894      $   144,418
Total earning assets                                           139,614          123,553
Total loans                                                     92,623           71,535
Total deposits                                                 116,154          117,794
Total stockholders' equity                                      13,405           11,108
FHLB Advances                                                   17,000               --
Borrowings                                                       8,302           10,860
Common shares outstanding                                    9,618,658        6,607,423